Vitro Bio-Pharma Debt Re-Capitalization and Executive Team Formation

Golden, Colorado-May 3rd, 2018-Vitro Diagnostics, Inc. (OTCQB: VODG), dba Vitro BioPharma, (the “Company”) announced today the details of its balance sheet re-capitalization and the formation of its executive team effective April 30th, 2018.

The Company’s founder and C.E.O. have agreed to recapitalize $1,003,119 in advances to the Company that were made during the Research and Development years of the Company over the last ten plus years. As previously announced, the Company has entered into the commercialization of its Stem Cell Therapies and is growing the Company’s operating business with new Stem Cell clinics, physicians and patients.  The debt will be converted into 20,062,378 shares of the common stock of Vitro Diagnostics Inc. “VODG”, at a valuation of $0.05 per share. This will reduce the Company’s outstanding debts by 30% and position the Company for additional growth financing.

Jim Musick also has an additional unpaid compensation of $1,243,889 accrued over the past ten years that he has reached agreement with the Board of Directors to treat it as a long-term liability to be paid out from cashflow from operations at such time in the future that the Company is generating self-sustaining cashflow as determined by the Board of Directors.

Jim Musick has an additional debt of $580,432 representing the accumulated interest on his advances to the Company over the last ten plus years.  This accrued interest will be evidenced by an unsecured long term 5 year note at 6%.

At the same time the Company announced its commitment to the formation of its executive operating team to take the Company forward over the next five years into the operating phase of the Company’s expansion into Stem Cell Therapies and the Medical Tourism marketplace.  The Company has entered into five year employment agreements with its key executives of Chief Executive Officer (Jim R. Musick); Chief Operating Officer (Tiana Tonrey); and Chief Financial Officer (John R. Evans). The terms of the agreements may be reviewed in the Company’s Current Report on Form 8-K and can be summarized as follows:

Jim Musick will receive a five year employment agreement as the Company’s Chief Executive Officer and Board Director with a base salary of $150,000 a year with up to 100% bonus potential based on performance at the discretion of the Board of Directors.  Jim will also receive a five-year employee stock option grant of 4.4M shares which will vest ratably over the five year term exercisable at $0.05 per share for ten years.

John Evans will receive a five year employment agreement as the Company’s Chief Financial Officer and Board Director with a base salary of $120,000 a year with up to 50% bonus potential based on performance at the discretion of the Board of Directors.  John will also receive a five-year employee stock option grant of 2.2M shares which will vest ratably over the five year term; exercisable at $0.05 per share for ten years.

In addition, John’s existing C.F.O. consulting agreement will be replaced by his employment agreement. In exchange for his five year commitment, he will be paid a signing bonus consisting of 2M shares.

Tiana Tonrey will receive a five year employment agreement as the Company’s Chief Operating Officer with a base salary of $72,000 a year with up to 25% bonus potential based on performance at the discretion of the Board of Directors.  Tiana will also receive a five-year employee stock option grant of 2.4M shares which will vest ratably over the five year term; exercisable at $0.05 per share for ten years.

Dr. Jim Musick, C.E.O. of Vitro BioPharma, said, “We are very pleased to round out our Executive team who have now worked co-operatively together for the last year plus and contributed to the transition from Research and Development to commercialization of Vitro’s patented and world class Allogenic Stem Cell Product Lineup.  Under the team’s leadership the Company’s revenues have grown from $171,772 in 2016 to $262,148 in 2017 and is currently operating at an approximate annualized run rate of $350,000 for 2018.  The team have all stepped up to a five year commitment to building the Company at this exciting juncture of the Company’s history.

John Evans, C.F.O. of Vitro BioPharma, said,” We are very pleased that Jim has converted his debt overhang into common stock of the Company; displaying his faith in the Company’s future equity value.

At the same time, he has agreed to move out his other debts to a long-term position of five years so the Company has time to grow and repay those debts without further equity dilution.

Tiana Tonrey, C.O.O. of Vitro BioPharma, said,” We are pleased with our commercialization progress with the completion of our clean room in 2017 and the addition of qualified technical support we have the capacity and utilization to meet the growing demand for our Allogenic Stem Cells that we are now actively shipping to three corners of the world.  Our world class Allogenic Stem Cells are helping patients around the world.  See a recent testimonial at;

https://www.stuff.co.nz/national/103061387/experimental-stem-cell-treatment-shows-results-for-waikato-woman-with-msa-cerebella.

In addition Vitro has added our Quality Assurance Director, Erik Van Horn, (BSChE) who  has extensive experience in the technical and managerial aspects of biologic manufacturing operations. He served in various senior positions at Amgen, Inc. for 12 years including manufacturing, strategic planning, and regulatory roles where he was a key liaison between Amgen and the FDA. He has an extensive background in the FDA regulatory environment and directs establishment & certification of the Company’s Quality Management System to maintain Vitro Biopharma’s GMP and FDA compliance.

Forward-Looking Statements

Statements herein regarding financial performance have not yet been reported to the SEC nor reviewed by the Company’s auditors. Certain statements contained herein and subsequent statements made by and on behalf of the Company, whether oral or written may contain “forward-looking statements”.  Such forward looking statements are identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, product research and development activities, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.  Factors that could cause actual results to differ materially include, among others, acceptability of the Company’s products in the market place, general economic conditions, receipt of additional working capital, the overall state of the biotechnology industry and other factors set forth in the Company’s filings with the Securities and Exchange Commission.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Dr. James Musick

Chief Executive Officer

Vitro BioPharma

(303) 999-2130 Ext. 3

E-mail: jim@vitrobiopharma.com

Source: Vitro Diagnostics, Inc.

www.vitrobiopharma.com